Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Ike Umunnah Media Relations Rockwell Automation 414.382.2555	Steve Etzel Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Third Quarter 2018 Results

•	Reported sales up 6.2 percent year over year; organic sales up 5.7 percent

•	Diluted earnings per share of $1.58; Adjusted EPS of $2.16

•	Reported results include adjustments related to the PTC Securities Purchase Agreement

•	Updating fiscal 2018 diluted EPS guidance: $3.29 - $3.49

•	Increasing fiscal 2018 Adjusted EPS guidance: $7.90 - $8.10
MILWAUKEE (July 25, 2018) — Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2018 third quarter sales of $1,698.7 million, up 6.2 percent from $1,599.2 million in the third quarter of fiscal 2017. Organic sales grew 5.7 percent. Currency translation increased sales by 1.8 percentage points, and the prior year divestiture reduced sales by 1.3 percentage points.
Fiscal 2018 third quarter net income was $198.6 million or $1.58 per share, compared to net income of $216.9 million or $1.67 per share in the third quarter of fiscal 2017. The decrease in net income and EPS was driven by $76.8 million of fair value adjustments recognized in connection with the PTC Securities Purchase Agreement (the "PTC adjustments"). Of this amount, $69.5 million will reverse upon registration of the PTC securities, which is expected by calendar 2018 year end. Fiscal 2018 third quarter Adjusted EPS was $2.16, up 23 percent compared to $1.76 in the third quarter of fiscal 2017. The increase in Adjusted EPS was primarily due to higher sales.

Pre-tax margin was 14.8 percent in the third quarter of fiscal 2018 compared to 17.3 percent in the same period last year. The decrease in pre-tax margin was driven by the PTC adjustments. Total segment operating margin was 22.5 percent compared to 21.1 percent a year ago. The increase in total segment operating margin was primarily due to higher sales. Total segment operating earnings were $382.9 million in the third quarter of fiscal 2018, up 14 percent from $337.0 million in the same period of fiscal 2017.
Commenting on the third quarter results, Blake D. Moret, chairman and chief executive officer, said, "I am very pleased with our results for the quarter. Our 6 percent organic sales growth was above expectations, driven by broad-based growth across regions and industries. We expanded segment margins by more than a point, increased Adjusted EPS by over 20 percent, and delivered strong free cash flow performance. We continue to invest for growth and are executing well on our key strategic initiatives."
Outlook
The following table provides updated guidance as it relates to sales growth and earnings per share for fiscal 2018:

Sales Growth Guidance		EPS Guidance
Reported sales growth	~ 6%	Diluted EPS	$3.29 - $3.49
Organic sales growth	~ 5.5%	Adjusted EPS	$7.90 - $8.10
Currency translation	~ 2%
Divestiture	~ (1)%
Commenting on the outlook, Moret added, "Global Industrial Production and other production indicators remain strong. Taking into consideration our year-to-date results, growing backlog, and the macro outlook, we are raising fiscal 2018 organic sales growth guidance to about 5.5 percent and continue to expect fiscal 2018 reported sales to be about $6.7 billion. We are increasing our Adjusted EPS guidance range to $7.90 - $8.10."
Moret continued, "We are focused on profitable, above-market growth through a combination of share gains in core platforms, double-digit growth in Information Solutions and Connected Services, and a point or more per year of growth from acquisitions. We are delivering in each of these areas. In our core platforms, Logix grew 10 percent and Process grew 8 percent this quarter. Revenue from the new value of The Connected Enterprise again grew double digits. Our strategic partnership with PTC creates the most comprehensive and flexible information software offering in the industry. This will unlock new levels of productivity at our customers and accelerate our profitable growth.
"The dedication of our employees, partners, and suppliers continues to make the difference at our customers and is the key to our success."

Following is a discussion of fiscal 2018 third quarter results for both segments.

Architecture & Software
Architecture & Software quarterly sales were $795.7 million, an increase of 8.7 percent compared to $731.9 million in the same period last year. Organic sales increased 6.7 percent, and currency translation increased sales by 2.0 percentage points. Segment operating earnings were $239.0 million compared to $204.3 million in the same period last year. Segment operating margin increased to 30.0 percent from 27.9 percent a year ago.

Control Products & Solutions
Control Products & Solutions quarterly sales were $903.0 million, an increase of 4.1 percent compared to $867.3 million in the same period last year. Organic sales increased 4.9 percent, currency translation increased sales by 1.6 percentage points, and the prior year divestiture reduced sales by 2.4 percentage points. Segment operating earnings were $143.9 million compared to $132.7 million in the same period last year. Segment operating margin increased to 15.9 percent from 15.3 percent a year ago.

Other Information
In the third quarter of fiscal 2018, cash flow provided by operating activities was $343.1 million and free cash flow was $320.7 million. Return on invested capital was 43.8 percent.
Fiscal 2018 third quarter general corporate-net expense was $27.7 million compared to $16.5 million in the third quarter of fiscal 2017. The increase in 2018 is primarily due to corporate development related costs.
On a GAAP basis, the effective tax rate in the third quarter of fiscal 2018 was 21.1 percent compared to 21.4 percent in the third quarter of fiscal 2017. The lower effective tax rate was due to the reduced tax rate under the Tax Cuts and Jobs Act of 2017 (the "Tax Act") and a provisional benefit related to the Tax Act, partially offset by the tax effects on the PTC adjustments. The Adjusted Effective Tax Rate for the third quarter of fiscal 2018 was 18.7 percent compared to 22.4 percent a year ago. The decrease in the Adjusted Effective Tax Rate was primarily due to the reduced tax rate under the Tax Act. For fiscal 2018, the Company now expects an effective tax rate of approximately 60 percent and an Adjusted Effective Tax Rate of approximately 20 percent.
During the third quarter of fiscal 2018, the Company repurchased 2.5 million shares of its common stock at a cost of $430.8 million. At June 30, 2018, $504.0 million remained available under the January 15, 2018 share repurchase authorization.
Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow, and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Conference Call
A conference call to discuss our financial results will take place at 8:30 a.m. Eastern Time on Wednesday, July 25, 2018. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (http://www.rockwellautomation.com/investors/).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
macroeconomic factors, including global and regional business conditions, the availability and cost of capital, commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business including those related to tariffs, taxation, and trade controls;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	the availability, effectiveness and security of our information technology systems;

•	competitive products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;

•	a disruption of our business due to natural disasters, pandemics, acts of war, strikes, terrorism, social unrest or other causes;

•	our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our products, solutions and services;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract, develop, and retain qualified personnel;

•	our ability to manage costs related to employee retirement and health care benefits;

•	the uncertainties of litigation, including liabilities related to the safety and security of the products, solutions and services we sell;

•	our ability to manage and mitigate the risks associated with our solutions and services businesses;

•	disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;

•	the successful integration and management of acquired businesses and technologies;

•	the availability and price of components and materials;

•	the successful execution of our cost productivity initiatives; and

•	risks associated with our investment in common stock of PTC Inc., including the potential for volatility in our reported quarterly earnings associated with changes in the market value of PTC stock;

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs approximately 22,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Sales
Architecture & Software (a)	$795.7	$731.9	$2,311.0	$2,147.3
Control Products & Solutions (b)	903.0	867.3	2,625.5	2,496.5
Total sales (c)	$1,698.7	$1,599.2	$4,936.5	$4,643.8

Segment operating earnings
Architecture & Software (d)	$239.0	$204.3	$681.8	$603.5
Control Products & Solutions (e)	143.9	132.7	401.7	346.1
Total segment operating earnings[1] (f)	382.9	337.0	1,083.5	949.6

Purchase accounting depreciation and amortization	(4.3)	(5.6)	(13.2)	(16.8)
General corporate—net	(27.7)	(16.5)	(61.7)	(52.8)
Non-operating pension costs	(5.9)	(19.8)	(17.7)	(59.4)
Loss on investments	(7.3)	—	(7.3)	—
Valuation adjustment pending registration of PTC securities	(69.5)	—	(69.5)	—
Costs related to unsolicited Emerson proposals	—	—	(11.2)	—
Interest expense	(16.5)	(19.1)	(53.8)	(56.7)
Income before income taxes (g)	251.7	276.0	849.1	763.9
Income tax provision	(53.1)	(59.1)	(659.5)	(142.8)
Net income	$198.6	$216.9	$189.6	$621.1

Diluted EPS	$1.58	$1.67	$1.48	$4.77

Adjusted EPS[2]	$2.16	$1.76	$6.01	$5.06

Diluted weighted average outstanding shares	125.8	129.9	128.1	130.0

Segment operating margin
Architecture & Software (d/a)	30.0%	27.9%	29.5%	28.1%
Control Products & Solutions (e/b)	15.9%	15.3%	15.3%	13.9%
Total segment operating margin[1] (f/c)	22.5%	21.1%	21.9%	20.4%

Pre-tax margin (g/c)	14.8%	17.3%	17.2%	16.4%

1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, general corporate – net, non-operating pension costs, costs related to the unsolicited Emerson proposals, gains and losses on investments, valuation adjustment pending registration of PTC securities, interest expense and income tax provision because we do not consider these costs to be directly related to the operating performance of our segments. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our Company. Our measures of total segment operating earnings and total segment operating margin may be different from those used by other companies.

2Adjusted EPS is a non-GAAP earnings measure that excludes non-operating pension costs, costs related to the unsolicited Emerson proposals in the first quarter of fiscal 2018, gains and losses on investments, and valuation adjustment pending registration of PTC securities, including their respective tax effects, and the provisional tax effects of deemed repatriation of foreign earnings and the revaluation of net deferred tax assets due to the enactment of the Tax Act. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section for more information regarding non-operating pension costs and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Sales	$1,698.7	$1,599.2	$4,936.5	$4,643.8
Cost of sales	(957.0)	(921.5)	(2,796.9)	(2,667.3)
Gross profit	741.7	677.7	2,139.6	1,976.5

Selling, general and administrative expenses	(402.2)	(386.8)	(1,180.7)	(1,166.0)
Other (expense) income[1]	(71.3)	4.2	(56.0)	10.1
Interest expense	(16.5)	(19.1)	(53.8)	(56.7)
Income before income taxes	251.7	276.0	849.1	763.9
Income tax provision	(53.1)	(59.1)	(659.5)	(142.8)

Net income	$198.6	$216.9	$189.6	$621.1

1Included in other (expense) income is a $7.3 million loss on investments and a $69.5 million loss due to a valuation adjustment pending registration of PTC securities in the three and nine months ended June 30, 2018.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	June 30, 2018	September 30, 2017
Assets
Cash and cash equivalents	$940.1	$1,410.9
Short-term investments	548.6	1,124.6
Receivables	1,149.3	1,135.5
Inventories	570.3	558.7
Property, net	537.3	583.9
Goodwill and intangibles	1,301.0	1,315.7
Other assets	791.0	1,032.4
Total	$5,837.6	$7,161.7

Liabilities and Shareowners’ Equity
Short-term debt	$0.8	$600.4
Accounts payable	641.8	623.2
Long-term debt	1,227.1	1,243.4
Other liabilities	2,523.7	2,031.1
Shareowners’ equity	1,444.2	2,663.6
Total	$5,837.6	$7,161.7

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Nine Months Ended June 30,
	2018	2017
Operating activities:
Income from continuing operations	$189.6	$621.1
Depreciation and amortization	124.9	124.0
Change in fair value of investments[1]	76.8	—
Retirement benefits expense	84.9	129.2
Pension contributions	(43.2)	(40.8)
Receivables/inventories/payables	(45.1)	(26.0)
Advance payments from customers and deferred revenue	22.5	30.1
Compensation and benefits	(8.3)	105.7
Income taxes	495.2	(22.4)
Other	39.9	6.2
Cash provided by operating activities	937.2	927.1
Investing activities:
Capital expenditures	(78.6)	(97.5)
Acquisition of businesses, net of cash acquired	(9.9)	(1.1)
Purchases of investments	(296.9)	(916.8)
Proceeds from maturities and sales of investments	946.8	650.9
Proceeds from sale of property	0.5	0.8
Cash provided by (used for) investing activities	561.9	(363.7)
Financing activities:
Net repayment of short-term debt	(349.7)	(100.2)
Repayment of long-term debt	(250.0)	—
Cash dividends	(328.3)	(293.2)
Purchases of treasury stock	(1,082.2)	(304.6)
Proceeds from the exercise of stock options	67.9	160.3
Other financing activities	1.8	—
Cash used for financing activities	(1,940.5)	(537.7)
Effect of exchange rate changes on cash	(29.4)	(2.7)
(Decrease) increase in cash and cash equivalents	$(470.8)	$23.0

1Included in change in fair value of investments is a $7.3 million loss on investments and a $69.5 million loss due to a valuation adjustment pending registration of PTC securities in the nine months ended June 30, 2018.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
Our press release contains information regarding organic sales, which we define as sales excluding the effect of changes in currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rates and/or acquisitions. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and nine months ended June 30, 2018 compared to sales for the three and nine months ended June 30, 2017:

	Three Months Ended June 30,
	2018					2017
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales	Effect of Divestitures	Sales Excluding Divestitures
United States	$922.1	$(0.4)	$921.7	$—	$921.7	$881.0	$(13.1)	$867.9
Canada	91.6	(3.8)	87.8	—	87.8	82.2	(4.7)	77.5
EMEA	322.2	(23.5)	298.7	—	298.7	297.3	—	297.3
Asia Pacific	248.5	(9.5)	239.0	—	239.0	226.3	—	226.3
Latin America	114.3	8.1	122.4	—	122.4	112.4	(2.0)	110.4
Total	$1,698.7	$(29.1)	$1,669.6	$—	$1,669.6	$1,599.2	$(19.8)	$1,579.4

	Nine Months Ended June 30,
	2018					2017
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales	Effect of Divestitures	Sales Excluding Divestitures
United States	$2,662.0	$(1.7)	$2,660.3	$—	$2,660.3	$2,569.8	$(37.5)	$2,532.3
Canada	269.4	(12.0)	257.4	—	257.4	249.9	(13.7)	236.2
EMEA	970.2	(89.7)	880.5	—	880.5	869.0	—	869.0
Asia Pacific	681.9	(27.4)	654.5	—	654.5	630.4	—	630.4
Latin America	353.0	3.5	356.5	—	356.5	324.7	(5.6)	319.1
Total	$4,936.5	$(127.3)	$4,809.2	$—	$4,809.2	$4,643.8	$(56.8)	$4,587.0

The following is a reconciliation of reported sales to organic sales for our operating segments for the three and nine months ended June 30, 2018 compared to sales for the three and nine months ended June 30, 2017:

	Three Months Ended June 30,
	2018					2017
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales	Effect of Divestitures	Sales Excluding Divestitures
Architecture & Software	$795.7	$(15.1)	$780.6	$—	$780.6	$731.9	$—	$731.9
Control Products & Solutions	903.0	(14.0)	889.0	—	889.0	867.3	(19.8)	847.5
Total	$1,698.7	$(29.1)	$1,669.6	$—	$1,669.6	$1,599.2	$(19.8)	$1,579.4

	Nine Months Ended June 30,
	2018					2017
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales	Effect of Divestitures	Sales Excluding Divestitures
Architecture & Software	$2,311.0	$(64.9)	$2,246.1	$—	$2,246.1	$2,147.3	$—	$2,147.3
Control Products & Solutions	2,625.5	(62.4)	2,563.1	—	2,563.1	2,496.5	(56.8)	2,439.7
Total	$4,936.5	$(127.3)	$4,809.2	$—	$4,809.2	$4,643.8	$(56.8)	$4,587.0

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Our press release contains financial information and earnings guidance regarding Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate, which are non-GAAP earnings measures that exclude non-operating pension costs, costs related to the unsolicited Emerson proposals in the first quarter of fiscal 2018, gains and losses on investments, and valuation adjustment pending registration of PTC securities, including their respective tax effects, and the provisional tax effects of deemed repatriation of foreign earnings and the revaluation of net deferred tax assets due to the enactment of the Tax Act.

We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for income from continuing operations, diluted EPS and effective tax rate.

We define non-operating pension costs as defined benefit plan interest cost, expected return on plan assets, amortization of actuarial gains and losses and the impact of any plan curtailments or settlements. These components of net periodic pension cost primarily relate to changes in pension assets and liabilities that are a result of market performance; we consider these and other excluded costs to be unrelated to the operating performance of our business.

The following are the components of operating and non-operating pension costs for the three and nine months ended June 30, 2018 and 2017:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Service cost	$22.2	$24.2	$66.8	$72.5
Amortization of prior service cost (credit)	0.1	(0.9)	0.4	(2.8)
Operating pension costs	22.3	23.3	67.2	69.7

Interest cost	38.8	37.8	116.6	113.4
Expected return on plan assets	(61.2)	(56.2)	(183.9)	(168.6)
Amortization of net actuarial loss	28.3	38.2	85.0	114.4
Settlements	—	—	—	0.2
Non-operating pension costs	5.9	19.8	17.7	59.4

Net periodic pension cost	$28.2	$43.1	$84.9	$129.1

The following are reconciliations of income from continuing operations, diluted EPS from continuing operations, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Income from continuing operations	$198.6	$216.9	$189.6	$621.1
Non-operating pension costs	5.9	19.8	17.7	59.4
Tax effect of non-operating pension costs	(1.8)	(7.2)	(5.5)	(21.7)
Costs related to unsolicited Emerson proposals	—	—	11.2	—
Tax effect of costs related to unsolicited Emerson proposals	—	—	(3.1)	—
Change in fair value of investments[1]	76.8	—	76.8	—
Effect of deemed repatriation of foreign earnings due to the Tax Act[2]	(7.5)	—	389.5	—
Effect of net deferred tax asset revaluation due to the Tax Act[2]	—	—	94.2	—
Adjusted Income	$272.0	$229.5	$770.4	$658.8

Diluted EPS from continuing operations	$1.58	$1.67	$1.48	$4.77
Non-operating pension costs	0.04	0.15	0.13	0.46
Tax effect of non-operating pension costs	(0.01)	(0.06)	(0.04)	(0.17)
Costs related to unsolicited Emerson proposals	—	—	0.09	—
Tax effect of costs related to unsolicited Emerson proposals	—	—	(0.03)	—
Change in fair value of investments[1]	0.61	—	0.60	—
Effect of deemed repatriation of foreign earnings due to the Tax Act[2]	(0.06)	—	3.04	—
Effect of net deferred tax asset revaluation due to the Tax Act[2]	—	—	0.74	—
Adjusted EPS	$2.16	$1.76	$6.01	$5.06

Effective tax rate	21.1%	21.4%	77.7%	18.7%
Tax effect of non-operating pension costs	0.3%	1.0%	0.2%	1.3%
Tax effect of costs related to unsolicited Emerson proposals	—%	—%	0.1%	—%
Tax effect of change in fair value of investments[1]	(5.7)%	—%	(1.7)%	—%
Effect of deemed repatriation of foreign earnings due to the Tax Act[2]	3.0%	—%	(45.9)%	—%
Effect of net deferred tax asset revaluation due to the Tax Act[2]	—%	—%	(11.1)%	—%
Adjusted Effective Tax Rate	18.7%	22.4%	19.3%	20.0%
1Includes loss on investments and valuation adjustment pending registration of PTC securities.
2These amounts, which are based on reasonable estimates, will require further adjustments as additional guidance from the U.S. Department of Treasury is provided, the Company’s assumptions change, or as further information and interpretations become available.

	Fiscal 2018 Guidance	Year Ended September 30, 2017

Diluted EPS from continuing operations	$3.29 - $3.49	$6.35
Non-operating pension costs	0.19	0.64
Tax effect of non-operating pension costs	(0.06)	(0.23)
Costs related to unsolicited Emerson proposals	0.09	—
Tax effect of costs related to unsolicited Emerson proposals	(0.02)	—
Change in fair value of investments[1]	0.61	—
Effect of deemed repatriation of foreign earnings due to the Tax Act[2]	3.07	—
Effect of net deferred tax asset revaluation due to the Tax Act[2]	0.73	—
Adjusted EPS	$7.90 - $8.10	$6.76

Effective tax rate	~ 60%	20.4%
Tax effect of non-operating pension costs	—%	1.1%
Tax effect of costs related to unsolicited Emerson proposals	—%	—%
Tax effect of change in fair value of investments[1]	~ (1)%	—%
Effect of deemed repatriation of foreign earnings due to the Tax Act[2]	~ (31)%	—%
Effect of net deferred tax asset revaluation due to the Tax Act[2]	~ (8)%	—%
Adjusted Effective Tax Rate	~ 20%	21.5%
1The actual year-to-date adjustments, which are based on PTC's share price at June 30, 2018, are used for guidance, as estimates of these adjustments on a forward-looking basis are not available due to variability, complexity and limited visibility of these items.
2These amounts, which are based on reasonable estimates, will require further adjustments as additional guidance from the U.S. Department of Treasury is provided, the Company’s assumptions change, or as further information and interpretations become available.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2016	Mar. 31, 2017	Jun. 30, 2017	Sep. 30, 2017[1]	Dec. 31, 2017	Mar. 31, 2018	Jun. 30, 2018
Cash provided by continuing operating activities	$310.8	$301.0	$315.3	$106.9	$212.7	$381.4	$343.1
Capital expenditures	(39.4)	(28.0)	(30.1)	(44.2)	(34.1)	(22.1)	(22.4)
Free cash flow	$271.4	$273.0	$285.2	$62.7	$178.6	$359.3	$320.7

1Free cash flow for the fourth quarter of fiscal 2017 includes a discretionary pre-tax contribution of $200 million to the Company's U.S. pension trust.

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before interest expense, income tax provision, and purchase accounting depreciation and amortization, for the most recent twelve months; divided by
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents and short-term and long-term investments; multiplied by
(c) one minus the effective tax rate for the twelve-month period.
ROIC is calculated and reconciled to GAAP measures as follows:

	Twelve Months Ended
	June 30,
	2018	2017
(a) Return
Income from continuing operations	$394.2	$806.3
Interest expense	73.3	74.9
Income tax provision	728.4	194.5
Purchase accounting depreciation and amortization	17.8	21.3
Return	1,213.7	1,097.0
(b) Average invested capital
Short-term debt	469.6	536.6
Long-term debt	1,236.7	1,352.6
Shareowners’ equity	2,077.8	2,107.4
Accumulated amortization of goodwill and intangibles	859.9	826.4
Cash and cash equivalents	(1,376.3)	(1,524.1)
Short-term and long-term investments	(1,099.7)	(1,018.9)
Average invested capital	2,168.0	2,280.0
(c) Effective tax rate
Income tax provision[1]	244.7	194.5
Income from continuing operations before income taxes	$1,122.6	$1,000.8
Effective tax rate	21.8%	19.4%
(a) / (b) * (1-c) Return On Invested Capital	43.8%	38.8%

1The income tax provision used to calculate the effective tax rate is adjusted to remove the provisional effects of the $389.5 million tax on deemed repatriation of foreign earnings and the $94.2 million revaluation of net deferred tax assets due to the enactment of the Tax Cuts and Jobs Act of 2017 in the first three quarters of fiscal 2018.